Filed pursuant to Rule 433

April 7, 2016

Relating to Preliminary Prospectus

Supplement dated April 6, 2016 to

Registration Statement No. 333-192814

REPUBLIC OF SOUTH AFRICA

U.S.$1,250,000,000 4.875% Notes due 2026

Final Term Sheet

Issuer:	Republic of South Africa

Principal Amount:	U.S.$1,250,000,000

Maturity Date:	April 14, 2026

Coupon:	4.875% per annum (payable semi-annually in arrears)

Ranking:	Unsecured

Settlement Date:	April 14, 2016 (T+5)

Format:	SEC-Registered Global (No. 333-192814)

Interest Payment Dates:	April 14 and October 14, beginning October 14, 2016

Re-offer Price:	98.631%

Re-offer Yield:	5.051%

Benchmark Treasury:	UST 1.625% due February 15, 2026

Benchmark Treasury Price:	99-10

Benchmark Treasury Yield:	1.701%

Re-offer Spread over Benchmark Treasury:	+ 335 bps

Optional Redemption:	None

Day Count:	30/360

Listing:	Luxembourg Stock Exchange

Minimum Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

CUSIP:	836205 AT1

ISIN:	US836205AT15

Governing Law:	New York

Joint Lead Managers:	Citigroup Global Markets Inc. FirstRand Bank Limited (acting through its Rand Merchant Bank Division) The Standard Bank of South Africa Limited

Co-Manager:	Investec Bank Ltd

B&D:	Citigroup Global Markets Inc.

Expected Ratings*:	Baa2 (Moody’s) / BBB- (S&P) / BBB- (Fitch)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC, including the Preliminary Prospectus Supplement to which this communication relates, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1 800 831 9146, Rand Merchant Bank, a division of FirstRand Bank Limited at +44 (0) 207 939 1731 or The Standard Bank of South Africa Limited at +1 800 741 5112.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.